FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS

99 NOV 23  PM 2: 51
ARTICLES OF INCORPORATION
OF
VILLAGE II ACQUISITION CORPORATION
The undersigned incorporator hereby forms a corporation under Chapter 607 of the laws of the State of Florida.

ARTICLE I. NAME

The name of the corporation shall be:

VILLAGE II ACQUISITION CORPORATION

The address of the principal office of this corporation shall be 580 Village Boulevard, Suite 140, West Palm Beach, Florida 33409, and the mailing address of the corporation shall be the same.

ARTICLE II.  NATURE OF BUSINESS

This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

ARTICLE III.  CAPITAL STOCK

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 100,000,000 shares of common stock having no par value per share, and 50,000,000 shares of preferred stock having no par value per share.

ARTICLE IV.  REGISTERED AGENT

The street address of the initial registered office of the corporation shall be 580 Village Boulevard, Suite 140, West Palm Beach, Florida 33409, and the initial registered agent of the corporation at that address is Jack Augsback.

ARTICLE V. TERM OF EXISTENCE

This corporation is to exist perpetually.

ARTICLE VI.  DIRECTORS

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of its Board of Directors, subject to any limitation set forth in these Articles of Incorporation. This corporation shall have three Directors, initially. The names and addresses of the initial members of the Board of Directors are:

Jack Augsback                403 0 Street
Dir.                         Lake Worth, Florida 33460

Mark Stys                    18457 S.E. Heritage Oaks Lane
Dir.                         Jupiter, Florida 33469

Carolyn Stys                 18457 S.E. Heritage Oaks Lane
Dir.                         Jupiter, Florida 33469

ARTICLE VII.  INCORPORATOR

The name and street address of the incorporator to these Articles of
Incorporation:

The Company Corporation
1013 Centre Road
Wilmington, Delaware 19805

The undersigned incorporator has executed these Articles of Incorporation on November 23, 1999.
Its Incorporator, Laura r Dunlap

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS
99 NOV 23 PM  2: 51



ACCEPTANCE OF REGISTERED AGENT.
DESIGNATED IN THE ARTICLES OF INCORPORATION

Jack Augsback, an individual residing in this state, having a business office identical with the registered office of the corporation named below, and having been designated as the Registered Agent in the above and foregoing Articles of Incorporation of:

VILLAGE II ACQUISITION CORPORATION

Jack Augsback is familiar with and accepts the obligations of the position of Registered Agent under Section 607.0505, Florida Statutes.

By:
Typed Name: Jack Augsback